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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                 SCHEDULE 13G/A

                   Under the Securities Exchange Act of 1934
                              (Amendment No. 1)*

                            Harvey Electronics, Inc.
________________________________________________________________________________
                                (Name of Issuer)


                                  Common Stock
________________________________________________________________________________
                         (Title of Class of Securities)


                                   417660107
                             _______________________
                                 (CUSIP Number)


                                 Sept. 6, 2001
________________________________________________________________________________
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

          [_]  Rule 13d-1(b)

          [X]  Rule 13d-1(c)

          [_]  Rule 13d-1(d)


* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 5 pages
SEC 1745 (11-99)

CUSIP No. 417660107                   13G                      Page 2 of 5 Pages


________________________________________________________________________________
1.   Name of Reporting Persons
     I.R.S. Identification Nos. of above persons (entities only)

     Matthew Larson and Alicia Larson
________________________________________________________________________________
2.   Check the Appropriate Box If a Member of a Group (See Instructions)
     (a)  [_]
     (b)  [_]
________________________________________________________________________________
3.   SEC Use Only

________________________________________________________________________________
4.   Citizenship or Place of Organization

     USA
________________________________________________________________________________
               5.   Sole Voting Power
  NUMBER OF         304,300
   SHARES      _________________________________________________________________
BENEFICIALLY   6.   Shared Voting Power
  OWNED BY
    EACH       _________________________________________________________________
  REPORTING    7.   Sole Dispositive Power
   PERSON           304,300
    WITH:      _________________________________________________________________
               8.   Shared Dispositive Power

________________________________________________________________________________
9.   Aggregate Amount Beneficially Owned by Each Reporting Person

     304,300
________________________________________________________________________________
10.  Check Box If the Aggregate Amount in Row (11) Excludes Certain Shares
     (See Instructions)                                                 [_]
________________________________________________________________________________
11.  Percent of Class Represented by Amount in Row (11)

     9.27%
________________________________________________________________________________
12.  Type of Reporting Person (See Instructions)

     IN
________________________________________________________________________________

CUSIP No. 417660107                   13G                      Page 3 of 5 Pages


________________________________________________________________________________
Item 1(a).  Name of Issuer:

     Harvey Electronics, Inc.
________________________________________________________________________________
Item 1(b).  Address of Issuer's Principal Executive Offices:

     205 Chubb Ave., Lyndhurst, NJ  07071
________________________________________________________________________________
Item 2(a).  Name of Person Filing:

     Matthew Larson and Alicia Larson
________________________________________________________________________________
Item 2(b).  Address of Principal Business Office, or if None, Residence:

     c/o CIBC 622 3rd Avenue, New York, NY 10017
________________________________________________________________________________
Item 2(c).  Citizenship:

     USA
________________________________________________________________________________
Item 2(d).  Title of Class of Securities:

     Common
________________________________________________________________________________
Item 2(e).  CUSIP Number:

     417660107
________________________________________________________________________________
Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

     (a)  [_]  Broker or dealer registered under Section 15 of the Exchange Act.

     (b)  [_]  Bank as defined in Section 3(a)(6) of the Exchange Act.

     (c)  [_]  Insurance company as defined in Section 3(a)(19) of the Exchange
               Act.

     (d) [_] Investment company registered under Section 8 of the Investment Company Act.

     (e)  [_]  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

     (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

     (j)  [_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).


     If this statement is filed pursuant to Rule 13d-1(c), check this box.   [X]

CUSIP No. 417660107                   13G                      Page 4 of 5 Pages


Item 4.  Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned:
          304,300

     (b)  Percent of class:
          9.27%

     (c)  Number of shares as to which such person has:

          (i)   Sole power to vote or to direct the vote
                304,300

          (ii)  Shared power to vote or to direct the vote


          (iii) Sole power to dispose or to direct the disposition of
                304,300

          (iv)  Shared power to dispose or to direct the disposition of


________________________________________________________________________________
Item 5.  Ownership of Five Percent or Less of a Class.


________________________________________________________________________________
Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.


________________________________________________________________________________
Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.


________________________________________________________________________________
Item 8.  Identification and Classification of Members of the Group.


________________________________________________________________________________
Item 9.  Notice of Dissolution of Group.


________________________________________________________________________________
Item 10.  Certifications.

     (a) The following certification shall be included if the statement is filed pursuant to Rule 13d-1(b):

          "By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect."

     (b) The following certification shall be included if the statement is filed pursuant to Rule 13d-1(c):

          "By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect."

CUSIP No. 417660107                   13G                      Page 5 of 5 Pages



                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                 December 19, 2001
                                        ----------------------------------------
                                                        (Date)


                                                  /s/ Matthew Larson
                                        ----------------------------------------
                                                      (Signature)

                                                  /s/ Alicia Larson
                                        ----------------------------------------
                                                      (Signature)


                                                       Investor
                                        ----------------------------------------
                                                      (Name/Title)



Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties for whom copies are to be sent.

Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).